Exhibit 99.(d)(vi)

Addendum to Management Agreement between

Lord Abbett Municipal Income Trust

and

Lord, Abbett & Co. LLC

Dated: December 10, 2008 (the “Addendum”)

Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Municipal Income Trust (the “Trust”), on behalf of its Lord Abbett Short Duration Tax Free Fund (the “Fund”), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the management agreement dated July 22, 2002 (“Management Agreement”) shall be as follows: 0.40 of 1% of the first $2 billion of the Fund’s average daily net assets; 0.375 of 1% of the next $3 billion of such assets; and 0.35 of 1% of such assets in excess of $5 billion.

For purposes of Section 15(a) of the Act, this Addendum, together with the Management Agreement and addenda thereto insofar as they have not been superseded, shall together constitute the investment advisory contract of the Trust.

LORD, ABBETT & CO. LLC

BY:	/s/Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel

LORD ABBETT MUNICIPAL INCOME TRUST

BY:	/s/Thomas R. Phillips
Thomas R. Phillips
Vice President and Assistant Secretary